Exhibit 16.1

November 30, 2006

Securities and Exchange Commission

100 F Street N.E.

Washington D.C. 20549

Commissioners:

We have read the statements made by Thanksgiving Coffee Company, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K report dated November 30, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Sallmann, Yang & Alameda An Accountancy Corporation